Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

February 29, 2024

The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to The Macerich Company, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company issuable in settlement of inducement awards of units of limited partnership interest in the Operating Partnership (as defined below) designated as LTIP Units (“LTIP Units”) with an aggregate grant date fair market value equal to $16,781,250 granted to Jackson Hsieh, pursuant to The Macerich Company Sign-On LTIP Inducement Unit Award Agreement (Service-Based), The Macerich Company 2024 LTIP Inducement Unit Award Agreement (Service-Based) and The Macerich Company 2024 LTIP Inducement Unit Award Agreement (Performance-Based), in each case, effective as of March 1, 2024, between the Company and Mr. Hsieh (collectively, the “Agreements”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Upon the occurrence of specified events set forth in the Agreements and the Partnership Agreement (as defined below), including the satisfaction of applicable vesting conditions, any LTIP Units that vest pursuant to the Agreements may be converted into common units of limited partnership interest (“Common Units”) in The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), which Common Units are ultimately redeemable, at the Company’s option, for shares of Common Stock or cash, on a one-unit for one-share basis.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

The Macerich Company

February 29, 2024

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to, among other matters, the approval of the Agreements and the registration and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6. The Agreements;

7. The Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended (the “Partnership Agreement”), certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

The Macerich Company

February 29, 2024

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued or transferred in violation of any restriction or limitation on ownership and transfer contained in Article EIGHTH of the Charter. Upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. The LTIP Units were duly authorized and validly issued by the Operating Partnership and, subject to the conditions in the applicable Agreement, will, to the extent so converted, be converted into Common Units in accordance with the Partnership Agreement and the applicable Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized and, when and if issued upon redemption of the Common Units in accordance with the Resolutions, the Partnership Agreement and the applicable Agreements, the Shares will be validly issued, fully paid and nonassessable.

The Macerich Company

February 29, 2024

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP